EXHIBIT 10.14

SEPARATION AND ADVISORY AGREEMENT

THIS SEPARATION AND ADVISORY AGREEMENT (this “Agreement”) is made and entered into and effective as of February 5, 2021 (such effective date, the “Separation Date”), by and between The Trade Desk, Inc. (the “Company”), and Brian J. Stempeck (“Executive”).

RECITALS

A.	The Company and Executive have previously entered into that certain Employment Agreement, dated as of May 11, 2017 (the “Employment Agreement”).
B.

Effective as of the Separation Date, Executive and the Company mutually desire to terminate Executive’s employment with the Company and service as a member of the Company’s Board of Directors (the “Board”) on the terms and conditions set forth herein.

C.

Effective as of the Separation Date, in connection with and following Executive’s termination of employment, the Company wishes to secure the services of Executive, and Executive wishes to serve, as an advisor to the Board on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Termination of Employment.

a.Termination of Employment, Employment Agreement. Effective as of the Separation Date, without further action on the part of the Company, Executive or any other person, (i) Executive’s employment with the Company and its subsidiaries and affiliates will terminate and Executive will cease to be an employee and/or officer of any and all of the foregoing, (ii) except as otherwise provided in this Agreement, the Employment Agreement shall terminate and neither the Company nor Executive shall have any further rights or obligations thereunder, and (iii) Executive’s service as a member of the Board will terminate and Executive will cease to be a director thereof. Notwithstanding the foregoing, the termination of the Employment Agreement shall not terminate or abridge the parties’ rights and obligations under Section 7 (“Confidential Information, Noncompetition and Cooperation”) thereof (including, for clarity, the rights and obligations under that certain Confidentiality Agreement, dated January 28, 2016, by and between the Company and Executive) (collectively, the “Restrictions”), which provisions shall survive such termination of the Employment Agreement and shall remain in full force and effect in accordance with their terms. Executive hereby acknowledges that he remains bound and agrees to abide by the Restrictions.

b.Return of Company Property.  Executive acknowledges and agrees that, not later than the Separation Date, except as reasonably necessary to Executive’s continued provision of the Advisory Services (as described below), Executive shall return to the Company: (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. No later than the termination of the Advisory Period (as defined below) for any reason, Executive shall return to the Company any of the foregoing items retained by Executive in accordance with this Section 1(b) in connection with the performance of his duties during the Advisory Period.

2.Accrued Obligations.  The parties hereto acknowledge and agree that as of the Separation Date, the Company has paid to Executive in full the aggregate amount of Executive’s (i) earned but unpaid base salary, (ii) any accrued but unused vacation time, and (iii) any unpaid expense reimbursements, in each case, through the Separation Date and in accordance with Section 4(a) of the Employment Agreement, and that any vested benefits under any employee benefit plan of the Company (together with the amounts described in clauses (i) – (iii), the “Accrued Obligations”) will continue to be governed by the terms of the applicable benefit plan(s). Except as expressly provided herein, other than the Accrued Obligations, Executive is not entitled to any further payments in connection with or in respect of his employment with the Company and its subsidiaries and affiliates.

3.Equity Awards.  The parties acknowledge and agree that: (i) the Company has previously granted to Executive the incentive stock options, nonqualified stock options, and restricted stock awards as set forth on Exhibit A (the “Equity Awards”); (ii) as of the Separation Date, Executive had not vested in such portion of these Equity Awards set forth on Exhibit A under the column entitled “Unvested Shares as of 2/5/2021”; (iii) the 4,711 unvested restricted shares subject to the restricted stock award granted to Executive on May 15, 2020 (as set forth on Exhibit A) (the “Advisory Shares”) shall remain outstanding and eligible to vest during the Advisory Period as set forth in Section 4(b) below and shall not by virtue of Executive’s employment termination be forfeited or canceled, and (iv) all of the Equity Awards (except for the Advisory Shares), to the extent unvested as of the Separation Date, together with any other unvested equity incentives or awards issued or promised by the Company or any of its affiliates (in each case, if any) shall, as of the Separation Date, be forfeited and canceled on the Separation Date without payment therefor.

4.Advisory Services.

a.General. Subject to and conditioned upon Executive’s continued employment with the Company through the Separation Date, during the period commencing on the Separation Date and ending on the date on which Executive’s advisory relationship with the Company is terminated as provided in Section 4(c) below (the “Advisory Period”), Executive shall serve in the capacity of a non-employee advisor to the Company and shall, at mutually convenient times, provide advisory services to the Company regarding strategy, direction and such other matters as the Company and Executive may mutually agree (the “Advisory Services”). Executive shall provide the Advisory Services to the Company at such time(s) and location(s) as are mutually agreed to by Executive and the Company, totaling approximately one day per week on average. During the Advisory Period, Executive shall comply with all applicable policies and procedures of the Company, as in effect from time to time (including, without limitation, travel and entertainment expense policies, technology use, insider trading, operating guidelines, confidentiality, background check and work authorization policies and procedures).

b.Advisory Fees. Subject to and conditioned upon (i) Executive’s performance of the Advisory Services and (ii) Executive’s continued compliance with the Restrictions, and notwithstanding anything to the contrary contained in the applicable award agreement memorializing the grant of the Advisory Shares, the Advisory Shares shall remain outstanding and eligible to vest during the Advisory Period, and shall continue to vest in substantially equal quarterly installments over the remainder of the four-year period following May 15, 2020, subject to and conditioned upon Executive’s continued service hereunder through the applicable vesting date.  The vesting of the Advisory Shares shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, which the Company shall be entitled to deduct and withhold in accordance with the terms and conditions of the applicable award agreement and equity plan. If Executive’s services hereunder terminate for any reason,

Executive shall forfeit and have no further interest in any Advisory Shares that remain unvested at the time of such termination.

c.Expenses. During the Advisory Period, Executive shall only be entitled to receive reimbursement of business expenses incurred by Executive in the performance of Executive’s services hereunder if and to the extent approved in advance in writing by an authorized representative of the Company.

d.Termination of Advisory Relationship. The advisory relationship established hereby may be terminated by the Company at any time and for any reason and with or without notice. If Executive terminates employment with the Company for any reason prior to the Separation Date or terminates his advisory role for any reason after the Separation Date and prior to May 15, 2024, in addition to the incentive equity forfeitures identified in Section 3 above, Executive shall not be eligible for any additional vesting contemplated by Section 4(b) above, and all then-unvested Advisory Shares (and any other Equity Awards and other incentive equity awards outstanding at such time, if any) shall be forfeited and canceled upon such termination without payment therefor.

e.Independent Contractor Status. The parties hereto acknowledge and agree that, following the Separation Date (including during the Advisory Period), Executive shall provide services to the Company solely in the capacity of an independent contractor and neither Executive nor any principal, employee or contractor of Executive shall be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever.  Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and Executive, and Executive shall not represent himself as an employee or officer of the Company and shall not purport to enter into any contract of commitment on behalf of the Company.  The Company and Executive agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party.  Without limiting the generality of the foregoing, (i) the Company shall not pay, on the account of Executive or any principal, employee or contractor of Executive, any unemployment tax or other taxes required under the law to be paid with respect to employees and, except as set forth in Section 4(b), shall not withhold any monies from the fees payable pursuant to this Agreement for income or employment tax purposes, and (ii) the Company shall not provide Executive or any principal, employee or contractor of Executive with, and no such individual shall be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits.  If and to the extent that any compensation (other than the vesting of the Advisory Shares) becomes payable to Executive in connection with the Advisory Services, Executive shall be solely responsible for all taxes arising in connection with any fees or other compensation paid to Executive hereunder, including without limitation any and all federal, state, local and foreign income and employment taxes; provided, that notwithstanding the foregoing, nothing contained herein shall interfere with or limit the Company’s right to deduct and withhold any such taxes from, upon the vesting of, or with respect to the Advisory Shares.

f.Indemnification. If the Company or its officers, directors, employees or agents incur any liability or expense as a result of any claim that arises from Executive’s negligence, fraud or willful misconduct in connection with the performance of the Advisory Services or Executive’s breach of this Agreement, Executive shall indemnify the Company, its officers, directors, employees and agents and hold each of them harmless against all such liability or expense, including reasonable attorney’s fees.

5.Additional Covenants.

a.Cooperation in Legal Proceedings. Executive agrees that, after the Separation Date, upon the reasonable request of the Company, Executive shall cooperate with and assist the Company in undertaking and preparing for legal, regulatory or other proceedings relating to the affairs of the Company and its subsidiaries.

b.Confidentiality. Executive agrees and understands that this Agreement does not supersede the Restrictions or reduce Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.  Further, Executive agrees that the existence and terms of this Agreement are not to be disclosed to anyone other than Executive’s spouse, attorney or tax advisor, and that Executive will advise such persons that they may not disclose the existence or terms of this Agreement to others except as required by law; provided, that nothing herein shall prohibit Executive from disclosing any information to the extent that such a prohibition violates the National Labor Relations Act or other applicable law. Executive further acknowledges, in accordance with the requirements of 18 U.S.C § 1833(b)(1) and any other applicable law, that the Company has advised Executive that Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

c.Conflict of Interest. During the term of this Agreement, Executive shall not engage in any activity, employment or business arrangement which conflicts with his obligations hereunder or with the interest of the Company.  Executive shall disclose to the Company any activity, employment or business arrangement presently in effect, to be commenced, contemplated to be commenced or hereafter commenced by Executive during the Advisory Period and relating to this paragraph, and the Company will advise Executive in writing of the Company’s position with respect to any such situation. Without limiting any other provision of this Agreement, the Company shall have the option of terminating this Agreement at any time if, in its sole judgment, Executive does not comply with the provisions of this paragraph.

d.Severability; Conformance To Applicable Law. This Section 5 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.  To the extent any terms or conditions of this Section 5 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 5.  To the extent applicable law imposes additional requirements to allow enforcement of this Section 5, this Agreement shall be interpreted to include such terms or conditions.

6.Miscellaneous.

a.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”). In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only on account of a Separation from Service. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive hereunder during the six (6)-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

b.Consultation with Counsel. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes.

c.Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At Executive’s last known address

evidenced on the Company’s

payroll records.

If to the Company:

The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, CA 93001

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

d.Amendment; Waiver. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

e.Enforceability; Assignment; Governing Law; Captions. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The captions in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

f.Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof (including, without limitation, the Employment Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Brian J. Stempeck
Brian J. Stempeck

THE TRADE DESK, INC.

By:	/s/ Vina Leite
Vina Leite
Title:	CPO

Exhibit A

Unvested Equity Awards (to be forfeited)

Award Type	Grant Date	Exercise Price	Unvested Shares as of 2/5/2021 (to be forfeited)
Incentive Stock Option	December 1, 2017	$48.00	333
Non-Qualified Stock Option	December 1, 2017	$48.00	8,429
Restricted Stock Award	December 1, 2017	N/A	5,105
Incentive Stock Option	December 1, 2018	$142.45	702
Non-Qualified Stock Option	December 1, 2018	$142.45	7,343
Restricted Stock Award	December 1, 2018	N/A	4,655
Incentive Stock Option	December 1, 2019	$263.34	379
Non-Qualified Stock Option	December 1, 2019	$263.34	6,617
Restricted Stock Award	December 1, 2019	N/A	3,946
Incentive Stock Option	May 15, 2020	$300.01	333
Non-Qualified Stock Option	May 15, 2020	$300.01	7,761

Advisory Shares (eligible to vest during Advisory Period)

Award Type	Grant Date	Unvested Shares as of 2/5/2021
Restricted Stock Award	May 15, 2020	4,711